Exhibit 99.1

Media contact:	Investor Relations contact:
Donna Owens Cox	Mark F. Pomerleau
tel (203) 461-7634	tel (203) 461-7616

MeadWestvaco Reports Improved Results

from Packaging Operations in First Quarter 2005

STAMFORD, Conn., April 22, 2005 – MeadWestvaco Corporation (NYSE: MWV) today reported earnings from continuing operations of $17 million, or 9 cents per share. Included in earnings from continuing operations for 2005 were after-tax gains on the sale of forestlands of $25 million, or 12 cents per share, and after-tax restructuring charges of $3 million, or 1 cent per share. In 2004, first quarter earnings from continuing operations of $26 million, or 13 cents per share, included a gain on the sale of forestlands of $40 million, or 20 cents per share, and restructuring costs of $7 million, or 4 cents per share.

Excluding the items identified above, performance in the company’s continuing operations improved modestly compared to the prior year. The improvement was attributable to stronger results in the company’s Packaging segment, reflecting higher selling prices for bleached and kraft paperboard, as well as better mill operating performance. However, much of the improvement was offset by the significant impact of inflation in energy, freight and raw materials.

“Our company’s principal focus is on packaging, where we continue to strengthen our position,” said John A. Luke, Jr., chairman and chief executive officer. “In the seasonally slower first quarter, our packaging markets remained firm, although moderately weaker than the robust levels of the first quarter of 2004.

“The sale of our printing and writing papers business, which we expect to complete during the second quarter,” Mr. Luke continued, “will be a significant event for MeadWestvaco, helping us achieve greater focus and direction in our global, high-value packaging business and throughout our other core businesses. We will become a financially stronger company, and we intend to leverage both our financial strength and our market leadership to deliver higher returns as well as profitable growth for our shareholders.”

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MeadWestvaco’s first quarter net income was $45 million, or 22 cents per share, compared to a net loss of $2 million, or 1 cent per share, in the first quarter last year. Net income for the first quarter of 2005 included earnings from the company’s discontinued paper operations of $28 million, or 13 cents per share. In 2004, the first quarter net loss included a loss from discontinued paper operations of $28 million, or 14 cents per share.

Outlook

In the second quarter, while the company expects demand to be seasonally stronger than it was in the first quarter, it also expects shipments to be relatively unchanged from the level of the second quarter of 2004. Pricing for mill-based products is expected to continue to improve year over year. However, costs for energy, chemicals and other raw materials are projected to be significantly higher than in the second quarter of 2004. The sale of the company’s Papers business is scheduled to be completed during the second quarter with the use of proceeds to be carried out according to plans previously announced for debt repayment and common stock repurchases.

Packaging

In the Packaging business, the company’s largest segment, sales increased 4% to $1.06 billion from $1.01 billion in the prior year due primarily to higher selling prices for paperboard. Operating profit increased 22%, to $79 million from $65 million in the first quarter last year. The improvement was driven by more efficient mill performance and higher selling prices for paperboard. Much of the improvement was offset by the negative effect of significantly higher costs for raw materials, energy, wood and freight. Sales increased overall in converted packaging, primarily in European markets for cosmetics, tobacco and personal care. Shipments of bleached paperboard were essentially unchanged from the prior year. Sales and operating results at the company’s Brazilian packaging business improved over last year.

Consumer & Office Products

In the Consumer & Office Products segment, quarterly sales of $183 million increased 8% over the prior year primarily from the Brazilian-based school products business, Tilibra S.A. Produtos de Papelaria, acquired late in 2004. Segment operating profit declined to a loss of $6 million from a loss of $2 million in the first quarter of 2004. Higher revenues and the benefits of facility rationalization were more than offset by higher raw material costs, primarily uncoated paper used in this segment’s envelope, school and time management products.

Specialty Chemicals

Sales for the Specialty Chemicals segment rose 8% to $96 million in the first quarter compared to first quarter of 2004. Segment operating profit declined to $4 million from $10 million in the first quarter of 2004. Significantly higher costs for energy, maintenance and raw materials were only partially offset by higher selling prices. Sales increased over the prior year’s first quarter for asphalt emulsifiers, pine chemicals and ink resins used in inks, dyes and industrial coatings. Sales of activated carbon for automotive applications were unchanged from the prior year quarter.

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Other Items

Pending the sale of the company’s printing and writing papers business, the results of this business are reported as discontinued operations for accounting purposes. The business operated well in the quarter. Shipments of coated paper increased over the fourth quarter of 2004 and were down slightly from the very strong levels of the first quarter last year. Selling prices for coated paper increased from the fourth quarter 2004 and were significantly higher than the levels of the first quarter last year.

From the beginning of 2004 through the end of the first quarter of 2005, the company generated a cumulative total of $530 million of productivity improvement from continuing and discontinued operations, primarily in working capital improvement, toward its two-year goal of $500 million. As part of its productivity initiative, the company recorded after-tax restructuring charges in the first quarter of 2005 of $3 million, or 1 cent per share. In the quarter, costs for raw materials and energy increased significantly over the same quarter of 2004. Specifically, costs for raw materials for the company’s continuing operations increased by approximately $30 million, and total costs for energy and freight increased approximately $7 million. During the quarter, the company sold more than 11,000 acres of forestland for gross proceeds of $45 million and after-tax gains of $25 million, or 12 cents per share.

Conference Call

MeadWestvaco will broadcast its first quarter analyst conference call today at 10 a.m. (ET), with access available via Internet on the company’s website and telephone. To access via the Internet, go to the company’s home page at www.meadwestvaco.com and access the link to Investor Information, then Financial Calendar, and look for the link to the webcast. Investors may participate in the live conference call by dialing 1 (888) 428-4479 (toll-free domestic) or 1 (651) 291-5254 (international); passcode: MeadWestvaco. Please call to register at least 10 minutes before the conference call begins. A replay of the call will be available for one month via the telephone starting at noon (ET) today and can be accessed at 1 (800) 475-6701 (toll-free domestic) or 1 (320) 365-3844 (international); access code: 772493.

About MeadWestvaco

MeadWestvaco Corporation, headquartered in Stamford, Conn., is a leading global producer of packaging, coated and specialty papers, consumer and office products, and specialty chemicals. The company operates in 29 countries and serves customers in nearly 100 nations, and has been recognized for economic, social and environmental sustainability through selection for the Dow Jones Sustainability Indexes. MeadWestvaco manages strategically located forestlands according to stringent environmental standards and in conformity with the Sustainable Forestry Initiative®.

Forward-looking Statement

Certain statements in this document and elsewhere by management of the company that are neither reported financial results nor other historical information are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such information includes, without limitation, the business outlook, assessment of market conditions, anticipated financial and operating results, strategies, future plans, contingencies and contemplated transactions of the company. Such forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors which may cause or contribute to actual results of company operations, or the performance or achievements of each company, or industry results, to differ materially from those expressed or implied by the forward-looking statements. In addition

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to any such risks, uncertainties and other factors discussed elsewhere herein, risks, uncertainties and other factors that could cause or contribute to actual results differing materially from those expressed or implied for the forward-looking statements include, but are not limited to, events or circumstances which affect the ability of MeadWestvaco to realize improvements in operating earnings and cash flow expected from the company’s productivity initiative; to close the sale of the papers business and uncertainties related to the timing of the closing; competitive pricing for the company’s products; changes in raw materials pricing; energy and other costs; fluctuations in demand and changes in production capacities; changes to economic growth in the United States and international economies; government policies and regulations, including, but not limited to those affecting the environment and the tobacco industry; adverse results in current or future litigation, currency movements and other risk factors discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2004, and in other filings made from time to time with the SEC. MeadWestvaco undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Investors are advised, however, to consult any further disclosures made on related subjects in the company’s reports filed with the SEC.

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Consolidated statements of operations

In millions, except per share data

(Unaudited)

	First Quarter ended March 31,
	2005	2004[2]
Net sales	$1,373	$1,314
Cost of sales	1,148	1,100
Selling, general and administrative expenses	189	193
Interest expense	52	50
Other income, net	(40)	(68)

Income from continuing operations before income taxes	24	39
Income tax provision	7	13

Income from continuing operations	17	26
Income (loss) from discontinued operations, net of tax [1]	28	(28)

Net income (loss)	$45	$(2)

Income (loss) per share, basic and diluted:
Income from continuing operations	$.09	$.13
Discontinued operations	.13	(.14)

Net income (loss)	$.22	$(.01)

Shares used to compute net income (loss) per share:
Basic	204.1	201.2
Diluted	205.9	202.7

[1]	Reflects the pending disposition of the company’s printing and writing papers business.

[2]	Prior period amounts have been adjusted to conform to the March 31, 2005, presentation.

MeadWestvaco Corporation and consolidated subsidiary companies

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Consolidated balance sheets

In millions (Unaudited)

	At March 31, 2005	At December 31, 2004[2]	At March 31, 2004[2]
Assets
Cash and cash equivalents	$207	$270	$271
Short-term investments	—	5	—
Receivables, net	659	845	672
Inventories	793	735	783
Other current assets	169	170	157
Current assets of discontinued operations [1]	594	537	588

Current assets	2,422	2,562	2,471
Plant and forestlands, net	4,633	4,691	4,760
Prepaid pension asset	1,056	1,040	1,029
Goodwill	556	557	511
Other assets	800	834	840
Non-current assets of discontinued operations [1]	1,991	1,997	2,795

	$11,458	$11,681	$12,406

Liabilities and shareholders’ equity
Accounts payable	$357	$432	$287
Accrued expenses	725	819	714
Notes payable and current maturities of long-term debt	218	234	242
Current liabilities of discontinued operations [1]	247	266	266

Current liabilities	1,547	1,751	1,509
Long-term debt, excluding current portion	3,245	3,282	3,817
Other long-term obligations	674	681	637
Deferred income taxes	1,501	1,505	1,631
Non-current liabilities of discontinued operations [1]	145	145	145
Shareholders’ equity	4,346	4,317	4,667

	$11,458	$11,681	$12,406

Business segment information

In millions (Unaudited)

	First Quarter ended March 31,
	2005	2004
Sales
Packaging	$1,059	$1,015
Consumer & Office Products	183	170
Specialty Chemicals	96	89
Corporate and other[2,3]	52	53

Total	1,390	1,327
Intersegment eliminations	(17)	(13)

Consolidated totals	$1,373	$1,314

Segment profit (loss)
Packaging	$79	$65
Consumer & Office Products	(6)	(2)
Specialty Chemicals	4	10
Corporate and other [2,4]	(53)	(34)

Consolidated totals [5]	$24	$39

[1]	Includes assets and liabilities related to the pending sale of the printing and writing papers business.

[2]	Prior period amounts have been adjusted to conform to the March 31, 2005, presentation.

[3]	Revenue included in Corporate and other includes specialty paper sales and timber sales of the forestry operation, and excludes proceeds from the sale of acreage.

[4]	Corporate and other may include goodwill impairment charges, minority interest, restructuring and merger-related expenses, pension income, interest expense, and gains on asset sales.

[5]	The consolidated total represents income from continuing operations before income taxes.

MeadWestvaco Corporation and consolidated subsidiary companies

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